Exhibit 10.8
3am Labs, Inc.
500 Unicorn Park Drive
Woburn, MA 01801
April 18, 2005
Richard Redding
241 Webster Highway
Temple, New Hampshire 03084
Dear Richard:
     We are pleased with your decision to accept the position of Vice President of Business Development with 3am Labs, Inc. (the “Company”) reporting to the CEO and starting May 23, 2005 and appreciate the your help in formalizing our relationship as set forth herein. In consideration of the your employment by the Company, the Company and you hereby confirm and agree to your engagement as an at-will employee of the Company subject to and upon the terms and conditions set forth in this letter. For purposes of convenience, you will be referred to in this letter as “the Employee.”
Duties and Position
     As an employee of the Company, the Employee will hold the title set forth on Schedule 1 hereto and have responsibility for performing those duties as are consistent with the Employee’s current position and at the base salary (payable in accordance with the Company’s standard payroll practices) set forth on Schedule 1 hereto, subject to changes as may deemed appropriate by the Company in the future consistent with the Company’s business objectives and goals. The Employee agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company as may be in effect from time to time, in addition to any changes therein which may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, the Employee will be expected to devote the Employee’s full time and effort to the business and affairs of the Company.
Employee Benefits
     In addition, the Employee will be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available generally by the Company from time to time to its employees and those plans specifically set forth on Schedule 1 hereto. The Employee’s participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which the Employee shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits. The Company’s Board of Directors reserves the right from time to time to change the Company’s employee benefit plans and fringe benefits.

Stock Option
     At the First meeting of the Company’s Board of Directors following the date hereof, or as soon as reasonably practicable thereafter, subject to approval by the Company’s Board of Directors, the Employee shall receive from the Company incentive stock options (each, an “Option” and collectively, the “Options”) under the Company’s 2004 Equity Incentive Plan (the “Plan”) to purchase the aggregate number of shares (the “Option Shares”) of Common Stock set forth on Schedule 1 hereto at an exercise price equal to the fair market value of the Common Stock, as determined by the Board of Directors of the Company, on the date of the grant of the Options (the “Grant Date”) and subject to the other terms set forth below in the next three paragraphs.
     The Options shall become exercisable as set forth on Schedule 1 hereto.
     Upon a Change of Control (as such term is defined in the Plan), fifty percent (50%) of the Option set forth on Schedule 1 hereto under the heading “Initial Grant” shall become exercisable as to any and all shares subject to the Option that are not exercisable in full at the time of such Change of Control.
     After the Grant Date, the Company and the Employee shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing each Option and the terms thereof, which terms shall not be inconsistent with the terms set forth in the foregoing paragraphs. The Options shall be subject to, and governed by, the terms and provisions of the Plan and the Employee’s stock option agreements. The obligation of the Company to issue to the Employee the Option Shares shall also be subject to the Employee’s agreement and willingness to execute and deliver any other form of stockholders agreement, voting agreement or other agreement required by the Plan, or that the Company shall reasonably request and that the Company generally requires that its stockholders execute and deliver.
Confidentiality and Assignment of Inventions and Non-Competition Agreement
     As a condition to the Employee’s employment with the Company, and in consideration for the Options the Company shall grant to the Employee, the Employee agree to sign a copy of the Company’s standard Confidentiality and Assignment of Inventions and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto and incorporated herein as if set forth in its entirety.
No Conflicting Obligation
     The Employee hereby represent and warrant that the execution and delivery of this letter agreement, the performance by the Employee of any or all of the terms of this letter agreement and the performance by the Employee of the Employee’s duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which the Employee were, are or may become a party on or at any time after the date the Employee commenced the Employee’s employment with the Company, or (ii) any obligation the Employee may otherwise have under applicable law to any former employer or to any person to whom the Employee have provided, provide or will provide consulting services.
At-Will Employment
     The Employee acknowledges that the employment relationship between the Company and the Employee is at-will, and that the Employee’s employment relationship may be terminated by the Company or the Employee for any reason or for no reason. However, the Employee agrees to make reasonable efforts to provide the Company at least two (2) weeks’ written notice prior to termination of the Employee’s employment. The Company will have no obligation to make any severance or termination payments to the Employee at the conclusion of the Employee employment with the Company except as set forth in Schedule 1 under the heading, “Severance Payment.”
     Regardless of the reason the Employee’s employment with the Company terminates, the Employee will continue to comply with the Confidentiality and Assignment of Inventions and Non-Competition Agreement contemplated hereby.
Governing Law; Waiver of Jury Trial and Punitive Damages
     This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. EACH OF THE COMPANY AND YOU HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES IN EXCESS OF $300,000.
Entire Agreement; Amendment
     This letter agreement (together with Schedule 1 attached hereto and the Confidentiality and Assignment of Inventions and Non-Competition Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and the Employee with respect to the Employee’s employment with the Company. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this letter agreement is hereby revoked and superseded.
     This letter agreement may be amended or terminated only by a written instrument executed both by the Employee and the Company.
     We are excited to have the Employee on board as an employee of the Company. Please acknowledge the Employee’s acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely, 3am Labs, Inc.

By:	/s/ Michael Simon
	Name:	Michael Simon
	Title:	Chief Executive Officer

I hereby acknowledge that I have had a full and
adequate opportunity to read, understand and discuss
the terms and conditions contained in this letter
agreement prior to signing hereunder.

/s/ Richard Redding
Richard Redding
Date: 4/26/2005

Schedule 1
3am Labs, Inc.
Employment Terms — Richard Redding

Position and Duties:	Vice President of Business Development. In this position the Employee will work to identify and open channels for the distribution and sale of the Company’s products according to the policies of the Company and the direction of the CEO.

Base Salary:	An annualized salary $145,000, payable in accordance with the Company’s standard payroll practices.

Performance salary	The Employee will be eligible to receive a bonus as follows:
compensation:

Category I:
For each of the first three (3) distribution deals that the Employee obtains for the Company, and which are entered into by the Company, during the first year of the Employee’s employment with the Company (hereafter the “Eligibility Period”) with large broadband providers or wireless service providers, each of which provider must have a minimum of 1 million subscribers and each of which deal must result in the Company receiving either “net profits” of at least $25,000 during the Eligibility Period or within one year thereafter, or $100,000 in revenue from the deal during the Eligibility Period or within one year thereafter, the Employee will receive a bonus payment of $25,000.

Category II:
For each of the first three (3) distribution, bundling, cross promotion or OEM deals that the Employee obtain for the Company, and which are entered into by the Company, during the Eligibility Period with a Fortune 100 computer hardware or Software company, and each of which deal must result in the Company receiving either “net profits” of at least $25,000 during the Eligibility Period or within one year thereafter, or $100,000 in revenue from the deal during the Eligibility Period or within one year thereafter, the Employee will receive a bonus payment of $10,000.

In no event will the Employee be eligible for bonuses under Categories I and II for the same deal or transaction, or for deals or transactions with the same company. The Company reserves the right to decline, in its sole discretion, any transaction or deal and, if it does, no bonus will be due the Employee for such potential transaction or deal. For the purpose of this provision, “net profit” is defined as revenue less any (1) set up costs (such as third party hardware, software and network operations center costs), (2) fees or commissions paid to distribution partners, (3) any other third party fees or commissions associated with, related to or required by, the transaction or deal. In order for a bonus to be earned, alt of the conditions of the bonus must be achieved during the time of the Employee’s employment with the Company and otherwise during the Eligibility Period.

Stock Option Grant:	Subject to approval by the Company’s Board of Directors, the Employee will be granted an Option exercisable at fifty ($.50) cents a share for 250,000 shares of the Company’s common stock (the “Option Shares”) (appropriately adjusted for any stock split, stock dividend, combination or recapitalization of the Company’s capital stock) under the guidelines of the Plan. Subject to the terms and conditions of the paragraphs set forth under the heading “Stock Option” in a letter from the Company to the Employee of even date herewith to which this Schedule 1 is attached, the Option shall become exercisable, on a cumulative basis, according to the following schedule assuming that the Employee remain an employee of the Company at all times during the applicable vesting period of the Option:

Portion of Option Shares Vesting
Vesting Date:	on such Vesting Date:
May 23, 2006	25% of Option Shares
May 23, 2007	25% of Option Shares
May 23, 2008	25% of Option Shares
May 23, 2009	25% of Option Shares

Upon termination of the Employee’s relationship with the Company, the Employee may exercise the Option, to the extent then exercisable, but only for the limited period of time set forth in the Plan. For purposes of the preceding sentence, the Employee’s relationship with the Company shall terminate on the date that the Employee is not an employee of the Company.

Benefits:	The Employee shall be entitled to twenty (20) days’ vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee.

The Employee shall be entitled to enroll in the Company sponsored health insurance plan either as an individual or as a family with the Employee reimbursing the Company 20% of the premium paid by the Company for such health insurance plan.

Severance Payment	In the event the Employee’s employment is terminated by the Company other than “for cause”, within the first twelve months after commencement of the Employee’s employment with the Company, then the Employee will be entitled to receive a severance payment equal to three (3) months of the Employee’s base salary. Notwithstanding the above, in the event the Employee’s employment is terminated by the Company other than “for cause” (i) at the time of, or any time following, an “acquisition of the Company,” or, (ii) after the first anniversary of the commencement of the Employee’s employment with the Company, or, (iii) within six months after appointment of a new CEO, or, (iv) for other reasons other than “for cause,” then the Employee will be entitled to receive a severance payment equal to six (6) months of the Employee’s base salary. In no event shall the Company be obligated to pay the Employee a severance payment greater than six (6) months of the Employee’s base salary or any severance payment other than as expressly set forth above.

For the purpose of this provision, an “acquisition of the Company” shall be strictly limited to the (1) the sale of all or substantially all of the assets of the Company to other than a current shareholder, (2) the acquisition of in excess of fifty (50%) percent of the voting equity of the Company by a person or company not presently a shareholder of the Company, or (3) the merger or consolidation of the Company with another company that was neither a subsidiary or affiliate with the Company just prior to the time of the merger or consolidation. Further for the purpose of this provision, “for cause” is defined as any of the following: (1) insubordination or disregard of directives of the Company’s Board of Directors or of the Chief Executive Officer of the Company (or any other the Company officer to whom the Employee report); (2) commission of a willful act which constitutes a breach of the Employee’s duty of loyalty to the Company; (3) commission of a willful act of dishonesty in the course of the Employee’s duties with the Company which significantly injures the Company; (4) engagement in gross or persistent misconduct injurious to the Company, its stockholders or affiliates; (5) conviction of a crime of moral turpitude or of a felony; or (6) chronic alcoholism or drug abuse.

Singing Bonus	Upon completion of 30 days of employment with the Company, the Employee will receive a one-time payment of $5,000.
I have read the foregoing three pages of Schedule 1 and I accept the provisions of Schedule 1.

/s/ Richard Redding
Richard Redding

Date: 4/26/2005